                                                                     EXHIBIT 2.1







                            ASSET PURCHASE AGREEMENT

                                     Between

                      WELLS-GARDNER ELECTRONICS CORPORATION

                                       and

                               COIN CONTROLS, INC.

                                       and

                              COIN CONTROLS LIMITED






                                  ------------

                                  June 5, 1998

                                  ------------







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                                TABLE OF CONTENTS
                          (Not a part of the Agreement)

                                                                                                               Page

         I.  TRANSFER OF ASSETS.................................................................................  1
                  1.1.     Purchase and Sale Of Assets..........................................................  1
                           1.1.1.           Tangible Personal Property..........................................  2
                           1.1.2.           Inventories And Stores And Supplies.................................  2
                           1.1.3.           Contract Rights.....................................................  3
                           1.1.4.           Intellectual Property...............................................  3
                  1.2.     Retained Assets......................................................................  3
                  1.3.     Nonassignable Contracts..............................................................  3
                           1.3.1.           Nonassignability....................................................  3
                           1.3.2.           Obligation Of Buyer To Perform......................................  4
                           1.4.             Access to Books and Records.........................................  4

         II.  ASSUMPTION OF LIABILITIES.........................................................................  4
                  2.1.     Assumed Liabilities..................................................................  4
                  2.2.     Excluded Liabilities.................................................................  4

         III.  PURCHASE PRICE...................................................................................  5
                  3.1.     Purchase Price.......................................................................  5
                  3.2.     Payment..............................................................................  5
                  3.3.     Purchase Price Adjustment............................................................  5
                           (a)      Closing Statement...........................................................  5
                           (b)      Cooperation.................................................................  6
                           (c)      Review of Closing Statement.................................................  6
                           (d)      Adjustment to Purchase Price................................................  7
                  3.4.     Payment Procedures...................................................................  8
                  3.5.     Allocation of Purchase Price.........................................................  8
                  3.6.     Waiver of Resolutory Conditions......................................................  8

         IV.  CLOSING...........................................................................................  9
                  4.1.     General..............................................................................  9
                  4.2.     Documents to be Delivered by Seller..................................................  9
                  4.3.     Documents to be Delivered by Buyer................................................... 11

         V.  REPRESENTATIONS AND WARRANTIES..................................................................... 12
                  5.1.     Representations And Warranties Of Seller............................................. 12
                           5.1.1.           Corporate Organization.............................................. 12
                           5.1.2.           Authorization And Effect Of Agreement............................... 12
                           5.1.3.           Acquired Assets..................................................... 13
                           5.1.4.           Financial Statements................................................ 14
                           5.1.5.           No Material Adverse Change.......................................... 15
                           5.1.6.           Compliance with Laws................................................ 15
                           5.1.7.           Litigation.......................................................... 16
                           5.1.8.           Agreements.......................................................... 16
                           5.1.9.           Intellectual Property............................................... 17

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

                           5.1.10.          Compliance with Environmental Laws.................................. 18
                           5.1.11.          Suppliers and Customers............................................. 18
                           5.1.12.          ERISA............................................................... 19
                           5.1.13.          Operations of Seller................................................ 20
                           5.1.14.          Taxes............................................................... 21
                           5.1.15.          Transactions Not a Breach........................................... 21
                           5.1.16.          Employees........................................................... 22
                           5.1.17.          Books and Records................................................... 23
                           5.1.18.          Product Liability................................................... 23
                           5.1.19.          Product Warranties.................................................. 23
                           5.1.20.          Interest of Seller in Customers, Etc................................ 24
                           5.1.21.          Affiliate Transactions.............................................. 24
                           5.1.22.          No Misrepresentation................................................ 24
                           5.1.23.          No Broker........................................................... 24
                  5.2.     Representations And Warranties Of Buyer.............................................. 24
                           5.2.1.   Corporate Organization...................................................... 24
                           5.2.2.   Authorization And Effect Of Agreement....................................... 24
                           5.2.3.   Conflicts; Defaults......................................................... 25
                           5.2.4.   Brokers, Finders and Agents................................................. 25

         VI.  SURVIVAL AND INDEMNIFICATION...................................................................... 25
                  6.1.     Survival Of Representations And Warranties........................................... 25
                  6.2.     Indemnification...................................................................... 26
                  6.3.     Defense Of Claims.................................................................... 27

         VII.  POST-CLOSING COVENANTS........................................................................... 30
                  7.1.     Personnel Matters.................................................................... 30
                           7.1.1.           Benefits Of Seller.................................................. 30
                           7.1.2.           401(k) Plan......................................................... 31
                           7.1.3.           Employment By And Benefits Of Buyer................................. 31
                           7.1.4.           Employee Information................................................ 32
                  7.2.     General Post-Closing Matters......................................................... 32
                           7.2.1.           Post-Closing Notifications.......................................... 32
                           7.2.2.           Names, Trademarks................................................... 32
                           7.2.3.           Access; Regulation S-X.............................................. 33
                           7.2.4.           Technical Assistance................................................ 35
                           7.2.5.           Supplier Contracts.................................................. 35
                           7.2.6.           Supply of Components/Electronic Mechs/Series 1...................... 35
                           7.2.7.           Non-Competition..................................................... 37
                           7.2.8            Customer Drawings................................................... 38
                           7.2.9            Warranty Claim...................................................... 38

         7.2.5.1.  MISCELLANEOUS PROVISIONS..................................................................... 38
                           7.3.     Notices..................................................................... 38
                           7.4.     Expenses.................................................................... 39
                           7.5.     Successors And Assigns...................................................... 40
                           7.6.     Waiver...................................................................... 40

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

                  7.7.     Entire Agreement..................................................................... 40
                  7.8.     Amendments, Supplements, Etc......................................................... 41
                  7.9.     Rights Of The Parties................................................................ 41
                  7.10.    Further Assurances................................................................... 41
                  7.11.    Bulk Sales........................................................................... 41
                  7.12.    Transfers............................................................................ 42
                  7.13.    Applicable Law....................................................................... 42
                  7.14.    Execution In Counterparts............................................................ 42
                  7.15.    Titles And Headings.................................................................. 42
                  7.16.    Passage Of Title And Risk Of Loss.................................................... 42
                  7.17.    Certain Interpretive Matters And Definitions......................................... 42
                  7.18.    Severability......................................................................... 43
                  7.19.    Counterparts......................................................................... 43



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



                         TABLE OF SCHEDULES AND EXHIBITS
                          (Not a part of the Agreement)


Schedule                                                                                                       Page

   A                    Products..................................................................................1

1.1.1                   Tangible Personal Property................................................................2

1.1.2                   Inventories and Stores and Supplies.......................................................3

1.1.3                   Contract Rights...........................................................................3

1.1.4                   Intellectual Property.....................................................................3

1.2                     Retained Assets ..........................................................................3

1.4                     Access to Books and Records...............................................................4

2.1                     Assumed Liabilities ......................................................................4

3.3(a)                  Accounting Principles ....................................................................6

3.5                     Allocation of Purchase Price .............................................................8

5.1.3.3                 Conditions ..............................................................................14

5.1.4(a)                Asset List...............................................................................14

5.1.5                   Material Adverse Change..................................................................15

5.1.6                   Compliance With Laws.....................................................................15

5.1.7                   Litigation...............................................................................16

5.1.8                   Consents.................................................................................17

5.1.9                   Liens on Intellectual Property...........................................................17

5.1.10                  Environmental............................................................................18

5.1.11                  Customers and Suppliers .................................................................18

5.1.12                  Benefit Plans............................................................................19

5.1.13                  Operations of Seller.....................................................................20

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
5.1.16(a)               Employees ...............................................................................22

5.1.16(b)               Employment Offers .......................................................................22

5.1.19                  Product Warranty.........................................................................24

7.2.5                   Supplier Contracts ......................................................................35

7.2.6                   Supply of Components/Electronic Mechs/Series 1 ..........................................35


Exhibit

A                       Bill of Sale.............................................................................10

B                       Patent Assignment .......................................................................10

C                       Engagement Letter .......................................................................10

D                       International Programmer Agreement -- Hand Held Programmer ..............................11

E                       International Programmer Agreement -- Master Programmer................................. 11


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



                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 5th day of June, 1998, between Wells-Gardner Electronics Corporation, an Illinois corporation ("BUYER"), and Coin Controls, Inc., a Delaware corporation ("SELLER") and Coin Controls Limited, a company organized under the laws of the United Kingdom and sole shareholder of Seller (the "PARENT");
                                    RECITALS:
                  A. Seller, presently conducts the business of designing, manufacturing, selling and servicing coin door and mechanical mechanism products (the "BUSINESS"), the products of which are listed on SCHEDULE A (collectively, the "PRODUCTS"); and

                  B. Seller desires to transfer, convey, assign and deliver to Buyer and Buyer desires to acquire and assume from Seller, certain of the assets and liabilities of the Seller relating to the Business on the terms and subject to the conditions set forth in this Agreement.

                  C. Parent desires to transfer, convey, assign and deliver to Buyer and Buyer desires to acquire and assume from Parent, certain of the assets of Parent relating to the Business on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

I.  TRANSFER OF ASSETS

         1.1. Purchase and Sale Of Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) and effective as of the Closing Date (as hereinafter defined), (i) Seller will transfer to Buyer free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions or encumbrances whatsoever (collectively, "LIENS") other than Permitted Liens (as hereinafter defined), and Buyer will acquire and accept from Seller, the assets and rights of whatever kind and nature, real or personal, tangible or intangible, other than the Retained Assets, owned by Seller as of the Closing and used or held for use primarily in the Business as specifically identified on SCHEDULES 1.1.1, 1.1.2, 1.1.3 and
1.1.4 hereto and not further identified on SCHEDULES 1.1.1, 1.1.2 AND 1.1.4 as Parent Assets (as hereinafter defined) (the "ACQUIRED ASSETS"), and (ii) Parent will transfer to Buyer free and clear of any and all Liens other than Permitted Liens, and Buyer will acquire and accept from Parent, the assets and rights specifically identified on SCHEDULES 1.1.1, 1.1.2 AND 1.1.4 hereto as located in the United Kingdom (the "PARENT ASSETS"). Acquired Assets and Parent Assets shall include only the following:

         1.1.1. Tangible Personal Property. All manufacturing, production, maintenance, packaging and/or testing machinery and equipment, tools, dies, molds, jigs, patterns, gauges, and other tangible personal property (together with all spare and maintenance parts) owned by Seller as of the Closing which are used primarily in the Business and are located on or at, the leased property at 1850 Howard Street, Elk Grove Village, Illinois 60007-2450 (the "PREMISES") or are owned by Seller or Parent as of the Closing but have been furnished to any subcontractor or other bailee in connection with the manufacture, sale or servicing of any Product or its components, which tangible personal property is specifically listed or described (including, by location) on SCHEDULE 1.1.1 (collectively, the "TANGIBLE PERSONAL PROPERTY"); provided, however, that the engineering p.c. and CADKEY software listed on SCHEDULE 1.1.1 shall be delivered to Buyer on June 30, 1998.

         1.1.2. Inventories And Stores And Supplies. All raw materials, components, work-in-process, finished products, packaging materials and stores and supplies, related to the Products or the Business, owned by Seller as of the Closing which are located on or at, the Premises or are owned by Seller as of the Closing but have been furnished to any subcontractor or other bailee in connection with the manufacture, sale or servicing of any Product, which to the best of Seller's Knowledge are specifically listed or described (including by location) on SCHEDULE 1.1.2 "CURRENT INVENTORY").

         1.1.3. Contract Rights. Subject to Section 1.3, all rights and incidents of interest of Seller as of the Closing in and to all leases, agreements or other legally binding contracts, contractual rights, obligations or offers of Seller specifically listed or described on SCHEDULE 1.1.3 (collectively, the "CONTRACTS").

         1.1.4. Intellectual Property. Seller's or Parent's interest in the patents, trademarks, trade names, service marks, copyrights and applications therefor research and development, prototypes, drawings and any product development related to the Products or the Business specifically listed or described on SCHEDULE 1.1.4 (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). It is the intent of the parties that Buyer acquire all Intellectual Property Rights of the Seller or Parent which relate to the Products or Business worldwide; provided, however, that Buyer's right to use the Seller's or Parent's registered trademark or logo is limited as set forth in Section 7.2.2(b).

         1.2. Retained Assets. Other than the Acquired Assets specifically listed in the Schedules hereto, all other rights, properties and assets of the Seller shall be retained by Seller including but not limited to those listed on
SCHEDULE 1.2 (the "RETAINED ASSETS").

         1.3.     Nonassignable Contracts.

         1.3.1. Nonassignability. To the extent that any Contract to be transferred pursuant to the terms of Section 1.1.3 is not capable of being transferred without the consent, approval or waiver of a third person or entity and such consent, approval or waive is not obtained as of the Closing or if such transfer or attempted transfer would constitute a breach thereof or a violation of any Law (as hereinafter defined), nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

         1.3.2. Obligation Of Buyer To Perform. Buyer will perform the obligations of Seller under or in connection with any Contract referred to in
Section 1.3 for the benefit of the other party or parties thereto. If Buyer fails so to perform such obligations, then, without limiting Seller's rights under Section 6.2(b), Seller will have no obligation to Buyer hereunder to perform such obligations unless and until such failure is cured.

         1.4. Access to Books and Records. Seller shall provide Buyer with copies of the books and records listed on SCHEDULE 1.4. Seller shall provide Buyer with access to all other books and records relating to the Acquired Assets upon reasonable request.

                          II. ASSUMPTION OF LIABILITIES

         2.1. Assumed Liabilities. As of the Closing, Buyer will assume and thereafter in due course pay and fully satisfy, only those liabilities specifically described on SCHEDULE 2.1 (the "ASSUMED LIABILITIES"), whether primary or secondary, direct or indirect, or absolute or contingent.

         2.2. Excluded Liabilities. Notwithstanding anything contained in this Agreement or any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "TRANSACTION DOCUMENTS") to the contrary, and regardless of whether such liability is disclosed this Agreement or any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, other than the Assumed Liabilities specifically set forth in
Section 2.1, Buyer will not assume or otherwise become liable or responsible for and Seller will retain and remain responsible for and pay, perform, satisfy and discharge when due, all other liabilities and obligations of Seller or Parent of whatever kind and nature, whether primary or

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secondary, direct or indirect, absolute or contingent, known or unknown, whenever arising, whether or not accrued, that are described below (the "EXCLUDED LIABILITIES"). Excluded Liabilities shall include, without limitation,
(i) any liabilities or obligations whatsoever relating, directly or indirectly, to any Retained Assets, including, without limitation, any trade, creditors, bank debt, payroll or payroll tax liabilities, payments or obligations due to any current or former employee of Seller or Parent for amounts due under any bonus plan, incentive arrangement or other understanding, income tax liabilities, severance liabilities to any current or former employee of Seller or Parent, or liabilities with respect to any vacation pay, profit sharing or 401(k) contribution of such employees, (ii) any environmental or product liability claims arising out of or relating to the past, present or future conduct of Seller and (iii) any contractual obligations or liabilities relating to any existing facilities used in connection with the Business.

                               III. PURCHASE PRICE
         3.1. Purchase Price. In consideration of the sale by the Seller and the Parent to Buyer of the Acquired Assets and the Parent Assets, respectively, subject to adjustments provided in Section 3.3, the Buyer agrees that Buyer will deliver to Seller and the Parent on the Closing the sum of $3,350,000 (the "PURCHASE PRICE").

         3.2. Payment. At the Closing, Buyer shall pay to Seller and Parent the Purchase Price in immediately available funds by wire transfer to an account designated by Seller and Parent in wire transfer instructions to Buyer prior to the Closing.

         3.3.     Purchase Price Adjustment.

                  (a) Closing Statement. As soon as practicable, but in no event later than 30 calendar days after the date of the Closing (the "CLOSING DATE"), Seller shall prepare and submit to Buyer a closing statement audited by Price Waterhouse LLP (the "CLOSING

         STATEMENT")as of the Closing Date. The Closing Statement shall be prepared from the books and records of the Business, in accordance with the accounting principles set forth on SCHEDULE 3.3(A) (the "ACCOUNTING PRINCIPLES") on a basis consistent with the Asset List (as hereinafter defined) and the Balance Sheet (as hereinafter defined), reflecting a physical inventory to be taken on May 28 and May 29 rolled forward to the Closing Date and shall fairly present the Acquired Assets. If the Closing Statement indicates that the book value of the sum of the Acquired Assets and Parent Assets is less than $685,000, Seller shall inform Buyer of the difference in book value of the Acquired Assets and Parent Assets within 30 days of the Closing.

                  (b) Cooperation. Seller, Parent and Buyer shall cooperate fully and completely in the taking of a physical inventory to be taken on May 28 and May 29, 1998 which shall be conducted by Seller at Seller's sole cost. Seller shall cooperate fully and completely in responding to questions and requests for information submitted by Buyer or its representatives in connection with the review of the Closing Statement and shall, with reasonable prior notice, provide them with full access to all books and records relating to the Business and to all personnel who took part in preparing such books and records as well as to the personnel and work papers of Seller's accountants, in any way required in the review of the Closing Statement.

                  (c) Review of Closing Statement. Buyer shall have 30 days from the date of the submission of the Closing Statement in which to review the Closing Statement, and if, in its reasonable judgment, the Closing Statement does not fairly present the book value of the Acquired Assets and the Parent Assets as of the Closing in accordance with the Accounting Principles applied on a basis consistent with the Asset List and the Balance Sheet, Buyer shall have the right to propose any adjustment thereto within such

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         thirty-day period (the "ADJUSTMENT REQUEST"). The Adjustment Request shall be submitted to Seller within the thirty-day period referred to in the first sentence of this paragraph (c), and shall specify (i) the amount of the proposed adjustment, (ii) the items to which such proposed adjustment relates, and (iii) the facts and circumstances supporting the reasonableness and propriety of such adjustment under the standards set forth in this Section. Unless Buyer notifies Seller within such fifteen-day period that it objects to the findings contained in the Closing Statement, the Closing Statement shall be binding upon Seller and Buyer. Buyer and Seller shall use their best efforts for 10 days after the submission of any Adjustment Request to agree upon any proposed adjustments to the Closing Statement. Any dispute as to the content or preparation of the Closing Statement which is not resolved by Buyer and Seller during such 10-day period shall be submitted for resolution to a mutually acceptable independent public accounting firm (except the Buyer's and Seller's accountants), whose costs shall be borne by the losing party or, to the extent such party prevails in part, each party shall pay such costs to the extent it is the losing party, as determined by the independent public accounting firm. The decision of such firm shall be final and binding on Buyer and Seller.
                  (d) Adjustment to Purchase Price. If and to the extent that the book value of the sum of the Acquired Assets and the Parent Assets as of the Closing Date, as finally agreed to by Buyer and Seller or as determined on the Closing Statement pursuant to paragraph (c) above, is less than $685,000, the Purchase Price shall be adjusted down on a dollar-for-dollar basis by the difference between $685,000 and the finally agreed book value of the sum of the Acquired Assets and the Parent Assets as of the Closing.

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         The value of the Parent's Assets does not include stock relating to the
         Series-10 coin door assemblies.

         3.4. Payment Procedures. All payments required to be made under
Section 3.3(d) shall be made within five Business Days of the later of (i) the expiration of the periods as described therein in which Buyer or Seller may propose adjustments to the Closing Statement, (ii) the date on which the parties agree on any such proposed adjustment, or (iii) the date on which the decision of any independent accounting firm is rendered. All payments required to be made by Buyer or Seller pursuant to Section 3.3(d) shall be paid to Buyer or Seller, as the case may be, by wire transfer of immediately available funds to such bank account as the recipient shall designate in writing, and shall effect an increase or reduction, as the case may be, of the Purchase Price.

         3.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the Parent Assets as set forth on
SCHEDULE 3.5, which allocation shall be adjusted pursuant to the Closing Statement and a post-Closing tooling adjustment to be agreed to by Buyer and Parent. The parties agree to report on their respective tax returns, including a Form 8594, the transactions which are the subject of this Agreement in a manner consistent with the allocation set forth in SCHEDULE 3.5. Notwithstanding the foregoing, Buyer, Parent and Seller hereby agree that $250,000 of the Purchase Price shall be in consideration for Seller's and Parent's agreement not to compete contained in Section 7.2.7 hereof.

         3.6. Waiver of Resolutory Conditions. Seller and Parent agree and acknowledge that upon effectuation of the Closing, the sale of the Acquired Assets and the Parent Assets as described herein will be complete and final, and the failure of Buyer to pay or perform any obligations hereunder, other than payment of the Purchase Price described in Section 3.1, shall not be cause for the resolution and/or rescission of the transfer of such assets, and Seller and

Parent confirm that the sale of the Acquired Assets and the Parent Assets contemplated by this Agreement shall contain no resolutory conditions whatsoever. Seller and Parent also waive any and all rights to a vendor's lien and privilege or any other Liens or privileges against, or rights in or to, the Acquired Assets and the Parent Assets purchased hereunder.

                                   IV. CLOSING

         4.1. General. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661 concurrently with the execution of this Agreement and shall be deemed to be effective as of 12:01 a.m. on such date.

         4.2. Documents to be Delivered by Seller. At the Closing, Seller and Parent shall deliver to Buyer:

                  (a) Articles of Incorporation of Seller Certified by the Secretary of State of Delaware, as of a date not earlier than May 8, 1998;

                  (b) Copies of (i) the resolutions of the Boards of Directors of Seller authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Seller's Articles of Incorporation, and (iii) Seller's Bylaws, all of the foregoing certified by the corporate Secretary or Assistant Secretary of Seller to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                  (c) Copies of (i) the resolutions of the Boards of Directors of Parent authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Parent's Certificate of Incorporation, and (iii) Parent's Articles of Association, all of the foregoing certified by the corporate Secretary or Assistant

         Secretary of Parent to be true, correct, complete and in full force and effect and unmodified as of the Closing;

                  (d) A bill of sale, assignment and assumption executed by Seller and Parent transferring the Acquired Assets and the Parent Assets to Buyer, free and clear of any and all Liens, except for Permitted Liens (if any), in substantially the form of EXHIBIT A attached hereto (the "BILL OF SALE");

                  (e) To the extent obtained, copies of all consents to the transfer or assignment to Buyer of the Acquired Assets and the Parent Assets;

                  (f) Instruments of assignment to Buyer executed by Seller or Parent, as appropriate of all trademarks, trade names, service marks and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) and all other Intellectual Property in substantially the form of EXHIBIT B, attached hereto;

                  (g) Good standing certificate for Seller from the State of Delaware and by the Secretary of State of each jurisdiction in which Seller is qualified to do Business as a foreign corporation and dated no earlier than May 8, 1998;

                  (h) Such Uniform Commercial Code lien searches conducted in the State of Illinois and such other instruments showing that there were no financing statements, judgments, taxes or other Liens outstanding against Seller or any of the Acquired Assets as of the Closing or a date that is not more than ten (10) days prior to the Closing.

                  (i) Incumbency and specimen signature certificates dated as of the date hereof with respect to the officer of Seller and Parent executing this Agreement and the Transaction Documents.

                  (j) Engagement Letter from Kristine E. Pantos on behalf of Seller regarding the audits for periods prior to Closing, which provides for an audit to be conduced by

         KPMG Peat Marwick, LLP at Buyer's expense substantially in the form attached hereto as EXHIBIT C.

                  (k) Such other bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance reasonably satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens except Permitted Liens (if any).

         4.3. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to

Seller:

                  (a) A copy of (i) the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Buyer's Articles of Incorporation, and (iii) Buyer's Bylaws Regulations, all certified by the Secretary or an Assistant Secretary of Buyer to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

                  (b) Evidence of the payment of the Purchase Price in the manner and the amount set forth in Section 3.2;

                  (c) Good standing certificates for Buyer from the Secretary of State of Illinois, dated not more than five days prior to the Closing;

                  (d) A counterpart to the Bill of Sale executed by Seller; and

                  (e) Executed copies of Seller's International Programmer Agreement with respect to (i) Hand Held Programmer (CHPI) Equipment and
         (ii) Master Programmer II Equipment with respect to C220B, copies of which are attached hereto as EXHIBITS D AND E.

                        V. REPRESENTATIONS AND WARRANTIES

         5.1. Representations And Warranties Of Seller. Seller represents and warrants to Buyer as follows:

         5.1.1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease or otherwise hold the Acquired Assets and to carry on the Business as presently conducted. Seller is duly qualified or otherwise authorized as a foreign entity to transact business and is in good standing in each jurisdiction where the failure to so qualify or to be authorized could reasonably be expected to have a material adverse effect on the properties, liabilities, business, results of operations or condition (financial or otherwise) of the Business taken as a whole (a "MATERIAL ADVERSE EFFECT").

         5.1.2. Authorization And Effect Of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other document to be delivered by Seller at Closing (collectively, the "SELLER'S AGREEMENTS") and to perform the transactions contemplated herein and therein to be performed by it. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller have been, and the Seller's Agreements once executed by Seller will be, duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the Seller's Agreements once executed will be, duly executed and delivered by Seller and will constitute the valid and binding obligations of Seller enforceable against it in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by equitable principles).

         5.1.3.            Acquired Assets.

                           5.1.3.1. Title. The Acquired Assets, all of which are
                  located within the State of Illinois, are owned by Seller. Seller has the right to convey, and upon the consummation of the transactions contemplated by this Agreement, Seller will have conveyed, and Buyer will be vested with, good and marketable title and interest in and to the Acquired Assets, free and clear of all Liens, except for (a) Liens that are listed or described on any Schedule hereto, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred, (c) Liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith and (d) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Business as presently conducted. (The Liens referred to in the exception to the immediately preceding sentence are hereinafter referred to as "Permitted Liens".)

                           5.1.3.2. Inventories. To Seller's knowledge, and
                  subject to reserves set forth in the Financial Statements and the Interim Financial Statements, the Current Inventory of Seller is (i) of good and standard quality, (ii) saleable in the ordinary course of business, (iii) in the case of raw materials, manufactured and purchased components, stores and work-in-process, usable in the normal manufacturing process of the finished products being manufactured on and after the Closing, (iv) in the case of finished goods, fit for the purpose for which they were made, (v) in the case of goods covered by a customer purchase order, of such specification and in quantities which correspond to the customer orders to which they relate and (vi) in compliance with all state, federal and local regulations of the United States and any foreign country concerning any country of origin, health and safety or other required labeling. Such inventories are recorded in accordance with the Accounting Principles, consistently applied. All inventory consists of a quality and quantity historically usable or saleable in the ordinary course of business, subject to the reserve for obsolescence set forth therein is adequate to provide for obsolete or superseded items.

                           5.1.3.3. Condition. To Seller's knowledge, the
                  Acquired Assets are in good condition and repair, and are useable in the ordinary course of business and Seller has maintained the Acquired Assets pursuant to Seller's normal maintenance procedures consistent with past practice and custom. Except as disclosed to Buyer as a result of its inspection of the tooling at suppliers locations and the tooling audits furnished by Seller to Buyer (the "Tooling Audits"), none of the Acquired Assets requires any repair or replacement except for maintenance in the ordinary course of business. Except as listed on SCHEDULE 5.1.3.3 none of the Acquired Assets of Seller are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement. Except for the set-up coins not being transferred to Buyer, the Acquired Assets and Parent Assets are the only assets necessary or useful to operate the Business.

         5.1.4. Financial Statements. (a) Attached as SCHEDULE 5.1.4(A) is a true and correct copy of an asset list (the "ASSET LIST") of the Business showing the book value and net book values of the Acquired Assets as of March 31, 1998. As of March 31, 1998, the Acquired Assets had a minimum net book value of $508,000, not including the agreed value of the packing materials and tools.

                  (b) The Seller has previously delivered to Buyer the unaudited balance sheets of Seller as of September 30, 1995, September 30, 1996 and September 30, 1997 and the related statements of operations and cash flows for the years then ended (the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects, are consistent with Sellers books and records and fairly present the position of Seller as of their respective dates and the results of its operations for the years (or other periods) then ended all in accordance with the Accounting Principles. The balance sheet included in the Financial Statements for the year ended September 30, 1997 is referred herein as the "BALANCE SHEET" and September 30, 1997 is sometimes herein called the "BALANCE SHEET DATE."

                  (c) The unaudited balance sheet and the income statement dated as of March 31, 1998, which have been delivered to the Buyer (the "INTERIM FINANCIAL STATEMENTS") are complete and correct in all material respects, are consistent with Seller's books and records and fairly present the financial position of Seller as of such date and the results of its operations for the 6 months then ended in a manner consistent with Seller's past practices in preparing interim financial statements, subject to normal year-end adjustment.

         5.1.5. No Material Adverse Change. Except as disclosed on SCHEDULE 5.1.5, since the Balance Sheet Date, there has been no material adverse change in the properties, liabilities, business, results of operations or condition (financial or otherwise) of the Business, taken as a whole.

         5.1.6. Compliance with Laws. Except as disclosed on SCHEDULE 5.1.6, and as provided in Section 5.1.10, Seller has complied with all Laws (as defined herein) applicable to it, the Business or the Acquired Assets and have all licenses, permits, orders or approvals of any governmental or regulatory body (collectively the "PERMITS") required for the conduct of the Business or operation of the Acquired Assets, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All Permits are listed on SCHEDULE 5.1.6. Seller is in compliance in all respects with such Permits all of which are valid, binding, and in full force and effect. Except as set forth on SCHEDULE 5.1.6, no consent or approval of any person is needed in order that such Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement, except for consents and approvals, that if not obtained, could not reasonably be expected to result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby. Except as set forth on
SCHEDULE 5.1.6, Seller has received no notice of any violation or liability or any correspondence from any Governmental Authority (as defined herein) relating to the violation of any law within the last five years.

         5.1.7. Litigation. Except as set forth on SCHEDULE 5.1.7, Seller is not a party to, or to the knowledge of Seller threatened with, any litigation or judicial, administrative or arbitration proceeding related primarily to the Business or the Acquired Assets which is reasonably likely to have a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby. Except as set forth on SCHEDULE 5.1.7, Seller does not know of any dispute under any contract with Seller which could reasonably be expected to result in a Material Adverse Effect or prevent the Seller from consummating the transactions contemplated hereby. Seller does not know of any present or threatened walkout, strike or any other similar occurrence which could reasonably be expected to result in a Material Adverse Effect or prevent the Seller from consummating the transactions contemplated hereby.

         5.1.8. Agreements. Seller has provided or made available to Buyer true and complete copies of all of the Contracts set forth on SCHEDULE 1.1.3. All of the Contracts set forth on SCHEDULE 1.1.3 are in full force and effect and Seller has paid in full or accrued all material amounts due thereunder (except for those contested in good faith) and has satisfied in full or provided for all of its liabilities and obligations thereunder, is not in default under any of them, nor, to Seller's knowledge, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist which with notice or lapse of time or both would constitute a default by Seller thereunder, or which, to the knowledge of Seller, would constitute a default by any other party thereunder except for defaults which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as separately identified in SCHEDULE 5.1.8, no approval or consent of any person is needed in order that the contracts or other agreements set forth on SCHEDULE 1.1.3 and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement except for consents or approvals, that if not obtained, could not reasonably be expected to result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby.

         5.1.9. Intellectual Property. SCHEDULE 1.1.4 sets forth a true and complete list or description of all patent, trademark and service mark registrations, trade names, registered copyrights, and any pending registrations and applications therefor, used primarily in the conduct of the Business (the "INTELLECTUAL PROPERTY") and all licenses or other rights running to or from Seller relating to any of the foregoing which may be material to the Business. Except as set forth on SCHEDULE 5.1.9, Seller or Parent is the owner of all right, title and interest in and to the Intellectual Property as used in connection with the Business. Except as set forth on SCHEDULE 5.1.9, the rights of Seller or Parent in the property set forth on SCHEDULE 1.1.4 are free and clear of any Liens, other than Permitted Liens referred to in Section 5.1.9. Except as set forth on SCHEDULE 5.1.9, Seller has no notice of any adversely held Intellectual Property of any other person or notice of any adverse claim of any other person relating to any of the

Intellectual Property set forth on SCHEDULE 1.1.4, and Seller does not know of any basis for any such charge or claim.

         5.1.10. Compliance with Environmental Laws. Except as set forth on
SCHEDULE 5.1.10 and to the best of Seller's knowledge and except as would not have a Material Adverse Effect:

                  (a) All of Seller's current operations relating primarily to the Business are, and have been at all times, in compliance with any environmental law, regulation, rule or ordinance of any governmental authority at the federal, state or local level applicable to the Business which is existing as of the date hereof (collectively "Environmental Law") and Seller has received no notice or threat of any violation or alleged violation of any such Environmental Laws. Seller has obtained all permits, licenses and authorizations relating primarily to the Business which are required under applicable Environmental Laws (collectively, "ENVIRONMENTAL PERMITS") and Seller's operations relating primarily to the Business are in compliance with the terms and conditions of any required Environmental Permits.

                  (b) There has not been a release or threatened release of, any Hazardous Substances in, under, upon or from the Premises or Acquired Assets, except in compliance with all applicable Environmental Laws.

         5.1.11. Suppliers and Customers. An accurate and complete list of the top 25 customers of the Business (by dollar volume of sales during 1997 and through the date of this Agreement) is set forth on SCHEDULE 5.1.11. Except as set forth on SCHEDULE 5.1.11, no Customer has canceled or otherwise terminated, modified, or, to Seller's knowledge, threatened to cancel or otherwise terminate, or to modify its relationship with the Business on account of the transactions contemplated hereby or otherwise. An accurate and complete list of the top 25 suppliers for the Business (by dollar volume of sales during 1997 and through the date of this

Agreement) is set forth on SCHEDULE 5.1.11. No supplier has canceled or otherwise modified, terminated or, to Seller's knowledge, threatened to cancel or otherwise terminate, or to modify, its relationship with the Business on account of the transactions contemplated hereby or otherwise. Seller is not involved in any material controversy with any of its material customers or suppliers relating to the Business.

         5.1.12.      ERISA.

                  (i) SCHEDULE 5.1.12 lists all Benefit Plans as defined in
Section 7.1.1 which cover any Employees or Former Employees (as defined in Section 7.1.1). With respect to each such plan, the Seller heretofore has delivered to Buyer true, correct and complete copies of, to the extent applicable, (a) all plan texts and agreements and related trust agreements or annuity contracts; (b) the most recent summary plan description; (c) the most recent annual report (including all schedules thereto); (d) the most recent annual audited financial statement and opinion; and (e) if the plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), the most recent determination letter received from the Internal Revenue Service (the "IRS");

                  (ii) each Benefit Plan conforms in all respects to, and its administration is in compliance with, all applicable laws and regulations, except for such failures to conform or comply that, individually or in the aggregate, could not reasonably be expected to result in liability to the Buyer;

                  (iii) except as set forth in SCHEDULE 5.1.12 or as contemplated by this Agreement, the consummation of the transactions by this Agreement will not (a) entitle any current or former employee to severance pay, unemployment compensation or any similar payment; or (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee; and

                  (iv) no Benefit Plan is or has ever been subject to Title IV of ERISA.

         5.1.13. Operations of Seller. Except as set forth on SCHEDULE 5.1.13, from the Balance Sheet Date through the date hereof, with respect to the Business, the Acquired Assets, the Assumed Liabilities or the Closing Employees, the Seller has not:

                  (i) amended its By-laws or Certificate of Incorporation, as the case may be, or merged with or into or consolidated with any other person, or changed or agreed to change in any manner the character of its business;

                  (ii) entered into or amended any employment agreement or bonus agreement, entered into any agreement with any labor union or association representing any employee or entered into or amended any Benefit Plan;

                  (iii) waived any right of material value to the Business;

                  (iv) materially changed any of its business policies, including, without limitation, advertising, marketing, circulation promotion, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

                  (v) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, employee, consultant or agent of the Seller, or any accrual for or commitment or agreement to make or pay the same, except in the ordinary course of business;

                  (vi) except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any Lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party or by or to which the Acquired Assets are bound or subject or pursuant to which it agrees to indemnify any party or refrain from competing with any party;

                  (vii) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person; or

                  (viii) except in the ordinary course of business and for this Agreement, entered into any other material contract or other agreement or other material transaction.

         5.1.14. Taxes. Seller has paid all Taxes due and payable by it in connection with the Acquired Assets or the operation of the Business as of the Closing except for any taxes that may result from transactions contemplated by this Agreement. Seller has timely filed all federal, state, county, local and foreign tax returns which it is required to have filed, and such returns are complete and correct. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by Seller. There are no unexpired waivers by Seller of any statute of limitations with respect to any Taxes, and Seller is not a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes related to the Business.

         5.1.15. Transactions Not a Breach. The execution, delivery, or performance by Seller of this Agreement and the Seller's Agreements will not:

                  (a) violate, conflict with, or result in a breach of any provision of any Law binding on Sellers with respect to the Business or any of the Acquired Assets;

                  (b) violate or conflict with Seller's Articles of Incorporation or bylaws or with any provision of any contract, agreement, mortgage, note, bond, license, or other instrument or obligation of any kind or nature to which Seller is a party or by which Seller or any of the Acquired Assets may be bound or affected;

                  (c) constitute an event that would permit any party to terminate any agreement, or accelerate the maturity of any indebtedness or other obligation, to which

         Seller is a party or by which Seller is bound, and which is material to the operation of the Business or the ownership of the Acquired Assets; or

                  (d) result in the creation or imposition of any Lien upon the Acquired Assets.

                  (e) have a material adverse effect on the Business or the Acquired Assets other than any material adverse effect as a result of Buyer's operation or failure to operate the Business.

                  5.1.16.   Employees.

                            (a) Current Employees. Seller previously has
                  delivered to Buyer a correct and complete list setting forth the name, job title, current salary or hourly compensation rate, accrued vacation and years of employment for each employee of Seller in connection with the Business. Except as disclosed in SCHEDULE 5.1.16(A), to Seller's knowledge no former or current employee or current or former officer or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, officer or director and any other Person that in any way adversely affected, affects, or will affect (x) the performance of his or her duties as an employee, officer, director, consultant or independent contractor of Buyer, or
                  (y) the ability of Buyer to operate the Acquired Assets following the Closing.

                            (b) Employment Offers. It is Buyer's intention to
                  consider making an offer of employment to employees of Seller listed on SCHEDULE 5.1.16(B) as of the Closing, and any such employee who accepts such offer is hereinafter referred to as a "Closing Employee." The parties hereto agree that Seller shall be solely responsible for all liabilities with respect to the employment with Seller and the termination of such employment that relate to any of Seller's employees who do not accept Buyer's offer of employment effective as of the Closing, if made by Buyer, and Seller's employees who are not offered employment by Buyer, including without limitation, liabilities involving severance matters, accrued vacation time, COBRA, EEOC claims, workers' compensation claims and any other liabilities relating to or arising with respect to any Benefit Plans. Seller shall also be responsible, as between Buyer and Seller, for any employment-related claims filed by any Closing Employees which were (i) filed prior to the Closing or (ii) filed after the Closing but which existed predominantly from facts and circumstances which arose prior to the Closing, and Buyer shall be responsible, as between Buyer and Seller, for any other employment related claims filed by any Closing Employee which relate to events which existed predominantly from facts and circumstances which arose on or after the Closing.

         5.1.17. Books and Records. All the books, records and accounts of Seller as they relate to the Business are in all material respects accurate and complete, and in accordance with the Accounting Principles consistently applied, and all laws, regulations and rules applicable to the Business, and accurately present and reflect, in all material respects, all of the transactions described therein.

         5.1.18. Product Liability. No product liability or other tort claims have been made, or to Seller's knowledge threatened, against Seller related to products sold by Seller in connection with the Business in the past five years.

         5.1.19. Product Warranties. Except as listed on SCHEDULE 5.1.19, no product warranty claims have been made, or to Seller's knowledge threatened, against Seller relating to the Business which remain unsatisfied and outstanding as of the Closing.

         5.1.20. Interest of Seller in Customers, Etc. Except for James Industries, neither Seller nor any of its Affiliates or any shareholder has any direct or indirect interest in any competitor, supplier or customer of the Business or in any Person from whom or to whom Seller leases any real or personal property or in any other Person with whom Seller has any business relationship in connection with the Business.

         5.1.21. Affiliate Transactions. Except for purchasing goods, paying dividends and management fees to Parent, and transactions which do not affect the Business conducted with CAL, Inc. and Combined Optical Industries Limited, Seller has not engaged in any transactions with any of its Affiliates.

         5.1.22. No Misrepresentation. None of the representations and warranties of Seller set forth in this Agreement or the Transaction Document contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         5.1.23. No Broker. Other than Mr. John Ewing, whose fees are the sole responsibility of Seller, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby.

         5.2. Representations And Warranties Of Buyer. Buyer represents and warrants to Seller as follows:

         5.2.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease or otherwise hold the Acquired Assets.

         5.2.2. Authorization And Effect Of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document to be delivered by Buyer at Closing (collectively, the "BUYER'S AGREEMENTS") and to perform the transactions contemplated herein and therein to be performed by it. The execution and delivery by Buyer of this Agreement and the performance by Buyer of the transactions contemplated hereby to be performed by it have been and the Buyer's Agreements once executed by Buyer will be, duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Transaction Documents once executed will be, duly executed and delivered by Buyer and will constitute the valid and binding obligation of Buyer enforceable against it in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by equitable principles).

         5.2.3. Conflicts; Defaults. Neither the execution and delivery of this Agreement and the Buyer's Agreements by Buyer, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms of Buyer's Articles of Incorporation, as amended, or By-Laws.

         5.2.4. Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                        VI. SURVIVAL AND INDEMNIFICATION

         6.1. Survival Of Representations And Warranties. The representations, warranties, covenants and agreements contained in Section 5.1.3.1 shall survive indefinitely. The representations, warranties and covenants and agreements contained in Sections 5.1.10 and 5.1.14 shall survive until the earlier of seven years after the date hereof or the applicable statute of limitations. The representations, warranties, covenants and agreements contained in Section 7.2.7 shall survive for five years after the date hereof. All other representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect for a period of one year after the date hereof.

         6.2. Indemnification. (a)Subject to Section 6.1, Seller and Parent, jointly and severally, will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, agents and representatives (each a "BUYER INDEMNIFIED PARTY") from and against any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Authority), losses, liabilities, actual or punitive damages, fines, penalties, obligations, payments, costs and expenses, paid or incurred, whether or not relating to, resulting from or arising out of any Third Party Claim (as hereinafter defined), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees in connection therewith (individually and collectively, "INDEMNIFIABLE LOSSES") relating to, resulting from or arising out of or otherwise by virtue of any of the following:

         (i) any breach of any covenant, agreement, representation or warranty of Seller under this Agreement or any of the Transaction Documents, including, without limitation, the noncompetition provisions contained in Section 7.2.7 hereof;

         (ii) the operation of the Business prior to the Closing or any liabilities, actions or omissions of Seller (except for the Assumed Liabilities), including, without limiting the generality of the foregoing, losses relating, directly or indirectly, to (a) taxes, (b) wages, salaries and accrued vacation compensation (c) rents and any other operating or non-operating expenses of liabilities, (d) violations or obligations under Environmental Laws,
(e) COBRA, (f) Employee Benefit Plans, and (g) Permitted Liens, it being understood and agreed that Buyer is not to assume any liabilities of Seller of any kind or character, contingent or otherwise, except for the

Assumed Liabilities, product warranty claims in connection with products manufactured prior to the date hereof, regardless of the date of sale of such product;
         (iii) any assertion by against any Buyer Indemnified Party with respect to the Excluded Liabilities; and

         (iv) any failure by Seller to comply with the laws of the State of Illinois relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Buyer.

         The rights of Buyer and obligations of Seller under clauses (i), (ii),
(iii) and (iv) of this Section 6.2(a) are cumulative.

         (b) Subject to Section 6.1, Buyer will indemnify, defend and hold harmless Seller, its respective Affiliates, directors, officers, agents and representatives (each a "SELLER INDEMNIFIED PARTY") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any of the following:

                  (i) Any breach of any covenant, agreement, representation or warranty of Buyer under this Agreement or any of the Transaction Documents;

                  (ii) breach by Buyer of any of its obligations with respect to any Assumed Liability; and

                  (iii) the ownership of any of the Acquired Assets after the Closing.

The rights of Seller and obligations of Buyer under clauses (i), (ii) and (iii) of this Section 6.2(b) are cumulative.

         6.3. Defense Of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (a "THIRD PARTY CLAIM") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this

Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 60 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within 10 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 6.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 6.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of the Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten-day period.

         (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article VI.

         (d) A failure to give timely notice or to include any specified information in any notice as provided in this Section 6.2(d) will not affect the rights or obligations of any party hereunder except, and only to the extent, that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person or entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                           VII. POST-CLOSING COVENANTS

         7.1.     Personnel Matters.

         7.1.1. Benefits Of Seller. As of the Closing, the Closing Employees will cease to participate in or be covered under Seller's Benefit Plans except as otherwise provided in any such plan or arrangement or by Law. Seller shall retain all liability and obligations arising under Seller's Benefit Plans. For purposes of this Agreement, the term "BENEFIT PLAN" means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice (excluding any employee plan or benefit mandated by Law) providing employee benefits, including without limitation each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller or to which Seller contributes, has contributed or is obligated to contribute and under which any person (or dependent or beneficiary of any such person) presently employed by Seller in the conduct of Business (an "EMPLOYEE") or formerly so employed by Seller or its respective predecessor (a "FORMER EMPLOYEE") participates or has accrued any rights or under which Seller is liable.

         7.1.2. 401(k) Plan. Buyer will establish or otherwise permit Closing Employees who currently participate in Seller's Savings Plan (as defined below) to participate in, effective as of the Closing Date, a qualified defined contribution 401(k) savings plan maintained by Buyer or an affiliate that is intended to qualify under Sections 401(a) and 401(k) of the Code ("Buyer's Savings Plan"). Buyer agrees to notify Seller promptly in writing upon the termination of service of any such employees. Buyer's Savings Plan will provide each Closing Employee with vesting and eligibility service credit for corresponding service credited under Seller's Savings Plan.

         7.1.3. Employment By And Benefits Of Buyer. Subject to the provisions of Section 7.1.2, with respect to the Closing Employees, such Closing Employees will, upon commencement of employment with Buyer, be eligible to be covered under the benefit programs of Buyer pursuant to the terms of such programs, except that (i) for purposes of determining eligibility and vesting under any such benefit program, Closing Employees shall be credited, to the extent permitted by law and the Plan, with any period of service with Seller recognized by

Seller for such purposes under its corresponding Benefit Plan, and (ii) as of the Closing Date Buyer shall enroll all Closing Employees who were enrolled in, or covered under, Seller's group health plans immediately prior to the Closing Date in Buyer's group health plans without a waiting period and shall not limit or exclude coverage of any condition merely because it is a pre-existing condition. Seller will not be liable for any liability or obligation that may arise from employment with or termination by Buyer at or after the Closing, from Closing Employees' participation in Buyer's benefit programs, or from the amendment or termination by Buyer of any benefit program established or maintained or contributed to by Buyer, such liabilities and obligations being the sole responsibility of Buyer.

         7.1.4. Employee Information. Seller and Buyer will each provide the other, in a timely manner, any information with respect to any Closing Employee's employment with and compensation from Seller or from Buyer, as the case may be, or rights or benefits under any employee benefit plan which either party may reasonably request.

         7.2.     General Post-Closing Matters.

         7.2.1. Post-Closing Notifications. Buyer will, and will cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control, export or other Law of any Governmental Authority having jurisdiction over the Business.

         7.2.2. Names, Trademarks. (a) After the Closing Date, Seller will not have the right to use any of the Intellectual Property Rights described on
SCHEDULE 1.1.4, or to use any trademarks, service marks, trade names or copyrights imitative thereof, but nothing herein or otherwise will restrict Seller's rights in respect of generally available technical know-how or any technical know-how acquired by Seller after the Closing.

         (b) Notwithstanding anything contained in this Agreement to the contrary, Buyer will have the right for a period of 12 months after the Closing Date to use the phrase "FORMERLY A COIN CONTROLS PRODUCT" on the labels for Products that are sold by Buyer. In addition, for a period of three months following the Closing Date, Buyer may use existing labels which contain the names Coin Controls, Inc. or Coin Controls Limited or the micrometer logo (the "EXISTING LABELS"); provided however that in addition to the Existing Labels, Buyer shall place a label on the Products indicating that the Products are now manufactured by Buyer.

         7.2.3. Access; Regulation S-X. (a) On the Closing or as soon thereafter as practicable, but in no event later than 75 calendar days after the Closing, Seller will deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files in the possession of Seller and its Affiliates relating to the Business or the Acquired Assets to the extent not then in the possession of Buyer (collectively, "RECORDS"), subject to the following exceptions:

                  (i) Buyer recognizes that certain Records may contain only incidental information relating to the Business or may primarily relate to Seller or the businesses of Seller other than the Business and that Seller may retain such records and Seller may deliver appropriately excised copies of such Records; and

                  (ii) Seller may retain copies of any tax returns and reports. After the Closing, Buyer will retain all Records (except those Records referred to in Section 7.2.3(a)(i)) required to be retained pursuant to obligations imposed under any Government Contract or Law.

         (b) After the Closing, upon reasonable notice, each of Seller and Buyer will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to Records relating to periods prior to the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with the preparation of tax and financial reporting matters (including without limitation any return or report relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Law or any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. Seller and Buyer will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of the Acquired Assets or the Business (or the income therefrom or assets thereof) with respect to any tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.2.3(b).

         (c) Seller shall allow access to Buyer's accountants to review and discuss the workpapers of Seller with Seller's accountants to ascertain a reasonable basis for Buyer to prepare financial statements required under SEC Regulation S-X and Form 8-K.

         (d) To the extent that the Buyer requires the assistance of warehouse personnel after the Closing, Seller will make available its warehouse personnel as reasonably requested by Buyer for the purpose of shipping Products. The expenses of providing warehouse personnel to Buyer shall be offset by Buyer making available to Seller the services of a purchaser who is a Closing Employee to the extent reasonably requested by Seller until such time as Seller hires a new purchaser.

         (e) Additional Assistance. For a period beginning in the date hereof and ending on August 15, 1998, Seller agrees to provide the Buyer with space at Seller's Premises in order to assemble and ship Products and perform office services. Such space and warehouse services shall be provided by Seller without charge, other than reimbursement of its reasonable out-of-pocket expenses in connection with such services, such as mailing, telephone, telecopy or similar expenses. After the expiration of such period, at Buyer's request, Seller shall continue to make such space and warehouse services available to Buyer for up to an additional sixty days at fees to be mutually agreed upon but which shall not be less than $15,000 per month. Except as required under applicable law, Seller agrees to maintain, and cause its employees to maintain, as confidential, and not disclose to any third party, all information provided to it or otherwise obtained by it from the Buyer in the performance of Seller's covenants under this Section 7.2.3(e).

         7.2.4. Technical Assistance. Seller shall provide to Buyer, at Seller's cost, for an aggregate of 42 working days during the period beginning on the date hereof and ending on the eight-month anniversary of the date hereof, the services of Mr. Peter Crossan for general engineering services as required by Buyer. In the event that Buyer requires additional technical assistance, Seller shall provide to Buyer, at Buyer's cost, the services of an engineer for an additional 42 working days.

         7.2.5. Supplier Contracts. Seller shall use its best efforts to cooperate with Buyer and Seller's suppliers listed on SCHEDULE 7.2.5 who hold tooling included as part of the Acquired Assets in developing supply contracts between each such supplier and Buyer.

         7.2.6. Supply of Components/Electronic Mechs/Series 1.

                (a) Parent shall supply to Buyer, the plastic parts used in the manufacture of the Products described on SCHEDULE 7.2.6. (the "COMPONENTS"). The price of the Components shall be guaranteed for three years and shall be as set forth on SCHEDULE 7.2.6, subject to Seller's standard terms and conditions; provided, however, that the prices set forth on SCHEDULE 7.2.6 for SUH/001 shall be guaranteed for only twelve months and shall thereafter be mutually agreed upon by Buyer and Parent.

                            (b) Seller shall also supply to Buyer electronic mechs relating to the C-120 and C-220 coin control products including any upgrades thereto (the "ELECTRONIC MECHS"). The Pricing for the Electronic Mechs shall be at the current dollar rate for door packages sold to existing customers as set forth on SCHEDULE 7.2.6 and shall be subject to negotiation by Buyer and Seller for door products sold to future customers. Prices shall be guaranteed for a period of three years subject to renegotiation to reflect any significant movement of the $/Pound exchange rate from the exchange rate on the Closing Date or significant change in component prices.

                            (c) Buyer shall also supply to Seller, at prices mutually agreed upon, Series 7 kit parts and front plates assemblies for use in C-120, C-220 and Condors front plate for sales made by Seller, including any upgrades thereto.

                            (d) Parent shall supply to Buyer Series 1 coin door assemblies and related mechs, including any upgrades thereto ("SERIES 1") at prices as set forth on Schedule 7.2.6. Buyer shall have the exclusive right to sell the Series 1 Mech in North America, Central America and South America. The price of Series 1 shall be based on Parent's standard terms and conditions and shall be guaranteed for three years.

                            (e) Parent shall supply to Buyer Series 10 door mechanisms for a period of approximately six months after the Closing Date at prices as set forth on SCHEDULE 7.2.6. Any inventory relating to the Series 10 mechanism that remains with Parent after such six-month period shall be purchased by Buyer at book value up to $100,000 less any reserves for inventory which is more than six months old. The transfer of such inventory and the payment therefor by Buyer shall occur simultaneously with the termination of Parent's supply of Series 10 products.
                  7.2.7.        Non-Competition.

                            (a) Period and Conduct. As further consideration for the purchase and sale of the Acquired Assets and the Parent Assets and the transactions contemplated by this Agreement, during the period commencing on the Closing, and ending on the date which is five (5) years thereafter (the "TERM"), (i) Seller and Parent and their Affiliates shall not:

                            (x) compete with Buyer, directly or indirectly, in
                  the Business;

                            (y) solicit, or accept orders or business of any
                  kind relating to the Business from any customer or active prospect of Buyer, or any former customer of Seller; or

                            (z) solicit for employment any Person who was,
                  during the two-year period immediately preceding the Closing, or who becomes, at any time during the Term, an employee of Buyer.

                            (b) Territory. Seller and its Affiliates shall
                  refrain from engaging in the activities described in this
                  Section 7.2.7 during the Term anywhere in the world;

                            (c) Definition. Seller shall be deemed to be
                  competing with Buyer if Seller or its Affiliates are engaged or participate in any activity or activities described in subsection (a) of this Section 7.9, directly or indirectly, whether for their own account or for that of any other person, firm or corporation, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor, or partner, or in any other capacity, but Seller and its Affiliates shall not be deemed to be engaged in any such activity if such activity is carried on by any direct or indirect shareholder of Parent or any Affiliate of such shareholder, even if such shareholder is an officer or director of Seller or Parent.

                            (d) Blue Pencil. If any court of competent jurisdiction shall at any time deem any particular term, restriction, covenant or promise (including the Term and the Territory) contained in this SECTION 7.2.7 to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                            (e) Remedies. Without limiting the right of Buyer to pursue all other legal and equitable rights available to it due to a violation of this SECTION 7.2.7 by Seller or the Parent, it is agreed that other remedies cannot fully compensate Buyer for such a violation and that Buyer shall be entitled to injunctive relief (without the necessity of posting a bond) to prevent violation or continuing violation thereof.

         7.2.8 Customer Drawings. Seller shall use reasonable efforts to obtain consent from its customers to transfer to Buyer such customer's drawings relating to product specifications.

         7.2.9 Warranty Claim. Pursuant to instructions from Seller, Buyer will rework, scrap or otherwise replace in the most expedient manner the meters subject to the warranty claim described on SCHEDULE 5.1.19 and Seller will reimburse Buyer at its costs and expenses for complying with this Section 7.2.9 upon presentation of reasonable documentation.

               7.2.5.1. MISCELLANEOUS PROVISIONS

         7.3. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one business day after when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)       If to Buyer, to:

                            Wells-Gardner Electronics Corporation
                            2701 N. Kildare Avenue
                            Chicago, Illinois  60639-2014
                            Facsimile No.:  (773) 252-8072
                            Attention:  President

                            With a copy to:

                            Katten Muchin & Zavis
                            525 West Monroe Street, Suite 1600
                            Chicago, Illinois  60661-3693
                            Facsimile No.:  (312) 902-1061
                            Attention:  David J. Kaufman, Esq.

                  (b)       If to Seller, to:

                            Coin Controls Limited
                            Coin House
                            New Coin Street
                            Royton, Oldham,
                            Lancashire 0L2 6JZ
                            England
                            Facsimile No.:  0161-628-2189
                            Attention:  Company Secretary

                            With a copy to:

                            Jones, Day, Reavis & Pogue
                            77 West Wacker Drive, Suite 3500
                            Chicago, Illinois  60601-1692
                            Facsimile No.:  (312) 782-8585
                            Attention:  Robert H. Baker, Esq.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         7.4. Expenses. Except as otherwise expressly provided herein, Seller will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Buyer will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         7.5. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however that nothing in this Agreement will limit Buyer's ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to an Affiliate at any time without the consent of the other Parties.

         7.6. Waiver. Seller and Buyer, by written notice to the other, may
(a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or any Closing Document, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of such other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its own obligations, representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement and no such action will operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         7.7. Entire Agreement. This Agreement, the Transaction Documents and (together with the Schedules and Exhibits hereto and thereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Buyer or Seller (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement and the Schedules hereto constitute the entire agreement by and among the parties and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

         7.8. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements, as may mutually be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

         7.9. Rights Of The Parties. Except as provided in Articles II, VI and VII, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.10. Further Assurances. (a) After the Closing, Seller will from time to time, at Buyer's request and without further cost or expense to Buyer, execute and deliver to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request so as more effectively to transfer the Acquired Assets to Buyer free of Liens other than Liens permitted pursuant to this Agreement.

         (b) After the Closing, Buyer will from time to time, at Seller's request and without further cost or expense to Seller, execute and deliver to Seller such other instruments of assumption as Seller may reasonably request so as more effectively to assume the Assumed Liabilities.

         7.11. Bulk Sales. Buyer waives compliance by Seller with the provisions of the so-called bulk sales law of any jurisdiction.

         7.12. Transfers. Buyer and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Assets and the Business with a minimum of disruption to the operations and employees of the businesses of Seller.

         7.13. Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

         7.14. Execution In Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         7.15. Titles And Headings. Titles and headings to Sections and Articles herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.16. Passage Of Title And Risk Of Loss. Legal title, equitable title and risk of loss with respect to the Acquired Assets will not pass to Buyer until such Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. (Eastern Time) on the Closing.

         7.17. Certain Interpretive Matters And Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement,
(ii) each term defined in this Agreement has the meaning assigned to it,
(iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Principles, (iv) "OR" is disjunctive but not necessarily exclusive, and (v) words in the singular include the plural and vice versa.

         (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         (c) As used in this Agreement, (i) the phrases "primarily in the Business," "primarily of the Business" or "primarily relating to the Business" refer to assets or rights of Seller predominantly pertaining to the Business and are meant to exclude assets or rights owned, held or acquired for use in any business other than the Business; (ii) the term "AFFILIATE" has the meaning given to that term in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "SECURITIES ACT"); (iii) the term Governmental Authority means any domestic or foreign court, government, governmental agency, authority or instrumentality; (iv) the term Law means any domestic or foreign statute, law ordinance, rule, regulation, or common law obligation; (v) the phrases to the "BEST OF SELLER'S KNOWLEDGE" "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF THE COMPANY" refers to information actually known by Ronald W. Rollins and Kristine E. Pantos.

         7.18. Severability. The unenforceability or invalidity of any provision of this Agreement will not affect the enforceability or validity of any other provision.

         7.19. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                      COIN CONTROLS, INC.


                                      By: /s/ Peter Clarkson
                                         -----------------------------


                                      COIN CONTROLS LIMITED


                                      By: /s/ Peter Clarkson
                                         -----------------------------


                                      WELLS-GARDNER ELECTRONICS CORPORATION


                                      By: /s/ George B. Toma
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